EXHIBIT 99.1

UPC Holding Reports First Quarter 2014 Results

Amsterdam, the Netherlands May 7, 2014: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months ended March 31, 2014 ("Q1"). UPC Holding is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK).

During the first quarter, Liberty Global created a new credit pool consisting of both its Chilean distribution (“VTR”) and mobile assets (collectively, the “VTR Group”). As a result, VTR and certain of its parent entities and all of its subsidiary entities (collectively, the "VTR entities") were extracted from UPC Holding in January 2014. We have accounted for the extraction of the VTR entities from UPC Holding as a common control transfer at carryover basis and, accordingly, our condensed consolidated financial statements have been retroactively restated to give effect to this transaction for all periods presented. As such all of the financial and operating data included in this release exclude the VTR entities for all periods presented.

Financial and operating highlights for the three months ended March 31, 2014, as compared to the results for the same period last year (unless noted), include:

•	Organic RGU[1] additions of 105,000

◦	Third consecutive quarter of more than 100,000 RGUs

◦	Achieved year-over-year growth in broadband and substantially improved video attrition

◦	Fueled by 41% year-over-year growth in Western Europe

•	Strengthening customer propositions through innovative product development

◦	Introduced the Horizon Online Android app in the Netherlands and Ireland

◦	Rolled-out MyPrime, our new SVOD service in the Netherlands featuring over 1,000 movies and over 1,000 series

◦	Launched mobile services in Switzerland at the end of April

◦	Reached 500,000 WifiSpots in the Netherlands and roll-out of Wi-Free in Ireland and regional Wi-Free pilots in Switzerland and Poland in progress

•	Generated Q1 revenue of €895 million and Operating Cash Flow (“OCF”)[2] of €434 million

◦	Reflects flat rebased[3] revenue growth and 1% rebased OCF growth

◦	Attained OCF margin[4] of 48.5% in Q1

•	Operating income increased 9% year-over-year to €245 million in Q1

•	Reduced overall debt levels by €1.6 billion during the first quarter

•	Less than 10% of third-party debt due before 2020

Financial Results

For the three months ended March 31, 2014, we generated consolidated revenue of €895 million, as compared to €896 million for the three months ended March 31, 2013. Adjusting for both the negative impact of foreign currency ("FX") movements, and to a lesser extent, acquisitions, we produced flat rebased growth during Q1 2014. On a rebased basis our revenue performance consisted of subscription revenue growth, driven by our 307,000 organic broadband additions in the last twelve months that was largely offset by a decline in non-subscription revenue, principally due to lower installation and interconnect revenue.

In terms of regional performance, our operations in Western Europe and Central and Eastern Europe ("CEE") posted flat rebased growth and a 1% rebased retraction year-over-year, respectively. A bright spot remains our Swiss operation, which delivered rebased revenue growth of 4%, driven in part by a mix of volume and ARPU5 growth. Largely offsetting our Swiss performance, our Dutch business realized a 3% rebased revenue decline, which represented a modest improvement to the growth rates that we generated in that market during both Q3 and Q4 2013.

For the three months ended March 31, 2014, our consolidated OCF increased slightly to €434 million, reflecting an OCF margin of 48.5%. This result compares to OCF of €431 million for Q1 2013, representing an OCF margin of 48.1%. Adjusting for FX and acquisitions, we delivered year-over-year rebased OCF growth of 1% during the first quarter, our best result since Q1 2013.

Geographically, our Western European operations posted rebased OCF growth of 2%, led by 8% growth in Switzerland and 7% growth in Ireland. Meanwhile, our Dutch operation reported a 4% rebased OCF contraction. Similar to our revenue growth, this result was an improvement compared to the prior two quarters. However, we still expect the Dutch market to remain challenging for the remainder of 2014. Turning to CEE, we generated rebased OCF growth of 4% in Q1, helped by a €5 million non-recurring programming-related contingency release in Poland. Our overall rebased OCF growth was negatively impacted by an increase in the OCF deficit in central and other. The approximate €8 million increase year-over-year was primarily attributable to an increase in personnel costs and increases in consulting and IT-related expenses associated with strategic initiatives.

Our property and equipment additions6 totaled €192 million for Q1 2014, as compared to €189 million for the corresponding prior year period, representing approximately 22% and 21% of revenue, respectively. In terms of breakdown of our Q1 2014 spend, approximately 69% was related to customer premises equipment and scalable infrastructure, 17% was related to line extensions and upgrade/rebuild and 14% was due to support capital.

Subscriber Statistics

At March 31, 2014, we provided 16.7 million subscription services ("RGUs") to our 8.9 million unique customers. On a product level, our RGU base consisted of 8.1 million video, 5.0 million broadband internet and 3.6 million telephony subscriptions. Our subscriber base increased by 115,000 from year-end 2013, driven mainly by 105,000 organic additions and one small in-market acquisition in Austria. From a customer perspective, we ended Q1 2014 with 4.7 million, or 52%, of our customers taking at least two products. The majority of these customers, roughly 3.1 million, took a triple-play bundle from us, which represents a year-over-year increase of over 300,000 customers, inclusive of the effect of minor acquisitions. With our current 4.3 million single-play customers, we see ample headroom in continuing to drive our bundling efforts.

We delivered 105,000 organic RGU additions during Q1 2014, as compared to 112,000 RGUs that we added in Q1 2013, and consisted of 88,000 broadband internet additions, 69,000 telephony additions and 53,000 video losses. Our total broadband additions remained strong in Q1 2014 and were slightly ahead of our Q1 2013 additions of 86,000. Key contributors in the first quarter of 2014 were Poland, the Netherlands and Romania. On the telephony side, our 69,000 RGU additions were in line with the average result of the past three quarters.

From a video perspective, we lost 53,000 RGUs, which is a substantial year-over-year improvement from Q1 2013, when video attrition totaled 80,000 subscribers. Of note, the Netherlands nearly halved its video losses year-over-year to 17,000, its best quarterly result in three years. This result was powered by the traction of a revamped product portfolio launch in September 2013. Another highlight was our Swiss operation, which posted its strongest video result in six years with a video gain of 5,000 RGUs. This outcome was partly driven by the successful digital video take-up in the new service region of Geneva. At March 31, 2014, we had 4.7 million digital video subscribers, which equates to 65% digital penetration.7 With respect to Horizon TV, our next-generation video platform, we added close to 60,000 subscribers in Q1 2014 and ended the quarter with over 445,000 Horizon TV subscribers, including over 210,000 subscribers in the Netherlands, 160,000 in Switzerland and 75,000 in Ireland.

From a geographical standpoint, we added 60,000 RGUs in Western Europe and 46,000 RGUs in the CEE region during Q1 2014, as compared to 42,000 and 70,000, respectively, added during Q1 2013. In Q1 2014, all four of our Western European markets improved their year-over-year RGU growth and marked the region's best quarterly performance since Q3 2012. The key driver behind the Western European improvement was the Netherlands, as we continued the positive momentum initiated in the second half of 2013 and gained 7,000 RGUs in Q1 2014, as compared to a loss of 3,000 RGUs in Q1 2013. For the Dutch spring campaign in April, we launched new "Power" triple-play bundles featuring Horizon TV, free and convenient WifiSpots service and our new MyPrime SVOD offer.

In terms of mobile, we launched our first full-MVNO mobile service in Switzerland at the end of April. We have also begun to roll-out our WiFi-spots utilizing WiFi enabled modems in our customers’ homes. For example, in the Netherlands we have crossed the 500,000 WifiSpots mark, while the roll-out of Wi-Free in Ireland is in progress and regional Wi-Free pilots are taking place in Switzerland and Poland. We believe that offering our customers services such as mobile or WiFi will provide our customers with incremental flexibility and value to their bundles.

Summary of Third-Party Debt and Cash and Cash Equivalents

At March 31, 2014, we reported €8.2 billion of third-party debt and €23 million of cash and cash equivalents. Our reported debt decreased by €1.6 billion as compared to December 31, 2013, primarily reflecting the impact of the extraction of VTR and associated repayment of debt. In connection with this extraction, on January 24, 2014, outstanding indebtedness totaling approximately €1.3 billion under facilities R, S, and AE of the senior secured credit facility of UPC Broadband Holding B.V. ("UPC Broadband Holding"), our wholly-owned subsidiary, was repaid. In addition, we also repaid facility AF totaling $500 million (€363 million) in late March. Subsequent to March 31, 2014, we also redeemed our 9.875% senior notes due 2018, which had a principal amount of $400 million (€290 million). This was funded by a loan to UPC Holding by a Liberty Global subsidiary.

The fully-swapped borrowing cost8 of our third-party debt was 8.0% at the end of Q1 2014 and was impacted by our debt repayment activity. At the end of Q1 2014, more than 90% of our third-party debt was due in 2020 and beyond.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:9

	March 31,	December 31,
	2014	2013
	in millions

UPC Broadband Holding Bank Facility	€2,496.2	€4,113.0
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	497.1	497.0
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	726.1	725.2
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	544.6	543.9
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	544.6	543.9
UPC Holding 9.875% Senior Notes due 2018	277.7	276.8
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	595.2	595.1
UPC Holding 6.75% € Senior Notes due 2023	450.0	450.0
UPC Holding 6.75% CHF Senior Notes due 2023	287.4	285.6
Other debt, including vendor financing and capital lease obligations	342.5	333.6
Total third-party debt	€8,151.4	€9,754.1

Cash and cash equivalents	€22.8	€466.2

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2014:

Facility	Final maturity	Interest rate	Facility amount[10]	Unused borrowing capacity	Carrying value[11]
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	726.1
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	544.6
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	544.6
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,551.1
Facility AH	June 30, 2021	L + 2.50%[12]	$1,305.0	—	945.1
Facility AI	April 30, 2019	E + 3.25%	€1,016.2	1,016.2	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,065.3)
Total				€1,046.2	€2,496.2

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding is a borrower and guarantor under the UPC Broadband Holding Bank Facility, which we guarantee. As of March 31, 2014, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and AI of the UPC Broadband Holding Bank Facility of €1,046 million, of which we expect to be able to borrow approximately €744 million upon completion of our first quarter compliance reporting and assuming no change from March 31, 2014 borrowing levels.

Based on the results for the quarter ended March 31, 2014 and subject to the completion of our first quarter bank reporting requirements, (i) the ratio of Senior Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.32x and (ii) the ratio of Total Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.58x.13

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 9 countries that connected 9 million customers subscribing to 17 million television, broadband internet and telephony services at March 31, 2014.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet broadband internet and telephony services at March 31, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our operating momentum and future prospects, including our expectations for continued organic growth in subscribers and the increase in the penetration of our advanced services, increased broadband internet speeds and acceptance of our product bundles including our mobile offers; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV, mobile and WiFi; our insight and expectations regarding competitive and economic factors in our markets, including the Netherlands, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins, impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
The financial information contained herein is preliminary and subject to change. We presently expect to issue our March 31, 2014 unaudited condensed consolidated financial statements prior to the end of May 2014, at which time they will be posted to the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

_______________________________

[1]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

[3]	Please see page 8 for supplemental information on rebased growth.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]
Average Revenue Per Unit ("ARPU") refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship are not adjusted for currency impacts.

[6]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[7]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[8]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[9]
The proceeds from the senior secured notes issued by UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited (collectively, the "UPC SPEs") were used to fund additional Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with our wholly-owned subsidiary UPC Financing Partnership, as the borrower. The UPC SPEs are consolidated by UPC Holding and, accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD are eliminated in our consolidated financial statements.

[10]	Except as described in note 9 above, amounts represent total third-party commitments at March 31, 2014 without giving effect to the impact of discounts.

[11]	The carrying values of Facility AG and AH include the impact of discounts.

[12]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[13]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three months ended March 31, 2014, as compared to the corresponding prior year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services. At March 31, 2014, our operating segments in UPC provided broadband communications services in nine European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three months ended March 31, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three months ended March 31, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2014 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2014. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2013 includes three small entities.

We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary, unaudited and subject to possible adjustments in connection with the publication of UPC Holding's March 31, 2014 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€232.1	€238.4	€(6.3)	(2.6)	(2.6)
Switzerland	257.4	246.9	10.5	4.3	3.6
Other Western Europe	168.3	168.7	(0.4)	(0.2)	(0.5)
Total Western Europe	657.8	654.0	3.8	0.6	0.3
Central and Eastern Europe	211.0	218.0	(7.0)	(3.2)	(0.5)
Central and other	25.9	24.3	1.6	6.6	*
Total	€894.7	€896.3	€(1.6)	(0.2)	0.3

OCF	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€133.7	€139.9	€(6.2)	(4.4)	(4.4)
Switzerland	150.6	138.0	12.6	9.1	8.3
Other Western Europe	82.6	79.4	3.2	4.0	3.6
Total Western Europe	366.9	357.3	9.6	2.7	2.3
Central and Eastern Europe	107.3	106.3	1.0	0.9	3.8
Central and other	(40.6)	(32.8)	(7.8)	(23.8)	*
Total	€433.6	€430.8	€2.8	0.6	1.0

* - Omitted

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2014	2013
	in millions
Total segment operating cash flow	€433.6	€430.8
Share-based compensation expense	(6.5)	(3.6)
Depreciation and amortization	(214.3)	(217.1)
Related-party fees and allocations, net	33.2	14.5
Impairment, restructuring and other operating items, net	(0.9)	(0.3)
Operating income	€245.1	€224.3

Property and Equipment Additions and Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended March 31,
	2014	2013
	in millions, except % amounts

The Netherlands	€38.0	€43.4
Switzerland	41.5	41.1
Other Western Europe	30.5	26.2
Total Western Europe	110.0	110.7
Central and Eastern Europe	30.9	47.6
Central and other	51.2	30.8
Total	€192.1	€189.1

As a percentage of revenue	21.5%	21.1%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2014	2013
	in millions
Customer premises equipment	€90.4	€101.0
Scalable infrastructure	41.9	32.8
Line extensions	14.5	12.0
Upgrade/rebuild	17.4	14.9
Support capital	27.9	28.4
Property and equipment additions	192.1	189.1
Assets acquired under capital-related vendor financing arrangements[1]	(83.4)	(54.2)
Assets acquired under capital leases[1]	(0.1)	(0.5)
Assets contributed by parent company[2]	(5.2)	(3.4)
Changes in current liabilities related to capital expenditures (including related-party amounts)	17.1	16.3
Capital expenditures	€120.5	€147.3

_____________________________

[1]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[2]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

RGUs, Customers, Bundling and ARPU

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2014, December 31, 2013 and March 31, 2013:

	March 31, 2014	December 31, 2013	March 31, 2013	Q1’14 / Q4'13 (% Change)	Q1’14 / Q1’13 (% Change)
Total RGUs
Video	8,098,600	8,144,200	8,276,600	(0.6%)	(2.2%)
Broadband Internet	4,957,500	4,866,900	4,729,600	1.9%	4.8%
Telephony	3,643,300	3,573,500	3,415,400	2.0%	6.7%
Total	16,699,400	16,584,600	16,421,600	0.7%	1.7%

Total Customers
Total Single-Play Customers	4,265,700	4,366,300	4,668,000	(2.3%)	(8.6%)
Total Double-Play Customers	1,546,300	1,543,900	1,659,700	0.2%	(6.8%)
Total Triple-Play Customers	3,113,700	3,043,500	2,811,400	2.3%	10.8%
Total	8,925,700	8,953,700	9,139,100	(0.3%)	(2.3%)

Customer Breakdown
% Single-Play Customers	47.8%	48.8%	51.0%	(2.0%)	(6.3%)
% Double-Play Customers	17.3%	17.2%	18.2%	0.6%	(4.9%)
% Triple-Play Customers	34.9%	34.0%	30.8%	2.6%	13.3%

RGUs per Customer Relationship	1.87	1.85	1.80	1.1%	3.9%

ARPU per Customer Relationship

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended March 31,			FX-Neutral
	2014	2013	% Change	% Change[4]
ARPU	€29.58	€28.93	2.2%	2.9%
____________________

[3]	Please see page 6 for information on ARPU.

[4]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – March 31, 2014
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	2,840,800	2,827,400	1,617,600	3,690,200	501,400	1,114,000	—	—	1,615,400	1,085,000	989,800
Switzerland(11)	2,153,200	1,884,200	1,459,400	2,560,100	747,500	674,200	—	—	1,421,700	675,400	463,000
Austria	1,336,900	1,336,900	650,600	1,320,800	183,800	341,900	—	—	525,700	440,400	354,700
Ireland	857,900	750,600	530,600	1,084,000	47,800	339,000	—	35,900	422,700	348,300	313,000
Total Western Europe	7,188,800	6,799,100	4,258,200	8,655,100	1,480,500	2,469,100	—	35,900	3,985,500	2,549,100	2,120,500
Poland	2,725,000	2,630,000	1,431,000	2,682,000	353,300	868,200	—	—	1,221,500	933,500	527,000
Hungary	1,542,000	1,526,600	1,055,000	1,889,200	246,300	388,000	266,800	—	901,100	528,200	459,900
Romania	2,281,200	2,096,900	1,179,500	1,862,200	350,400	493,100	329,200	—	1,172,700	395,000	294,500
Czech Republic	1,360,900	1,259,200	718,000	1,181,900	83,700	376,200	103,000	—	562,900	441,000	178,000
Slovakia	502,800	480,000	284,000	429,000	54,600	133,900	65,800	600	254,900	110,700	63,400
Total CEE	8,411,900	7,992,700	4,667,500	8,044,300	1,088,300	2,259,400	764,800	600	4,113,100	2,408,400	1,522,800

Grand Total	15,600,700	14,791,800	8,925,700	16,699,400	2,568,800	4,728,500	764,800	36,500	8,098,600	4,957,500	3,643,300

	Subscriber Variance Table – March 31, 2014 vs. December 31, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	2,200	2,100	(16,300)	7,200	(22,500)	5,900	—	—	(16,600)	16,900	6,900
Switzerland(11)	7,900	9,100	4,200	21,400	(17,200)	22,500	—	—	5,300	11,600	4,500
Austria	10,900	10,900	7,900	16,300	2,400	(900)	—	—	1,500	8,300	6,500
Ireland	(1,700)	2,000	(2,400)	24,300	(3,300)	700	—	(2,600)	(5,200)	10,000	19,500
Total Western Europe	19,300	24,100	(6,600)	69,200	(40,600)	28,200	—	(2,600)	(15,000)	46,800	37,400
Poland	7,300	13,700	(5,600)	9,000	(33,700)	19,900	—	—	(13,800)	17,600	5,200
Hungary	2,700	2,600	4,200	26,600	(11,000)	11,100	2,200	—	2,300	9,900	14,400
Romania	8,600	16,600	(8,800)	19,300	(13,700)	15,400	(11,800)	—	(10,100)	14,000	15,400
Czech Republic	1,500	1,500	(7,600)	(7,100)	2,100	(3,000)	(3,800)	—	(4,700)	1,000	(3,400)
Slovakia	1,600	1,700	(3,600)	(2,200)	(4,500)	900	(700)	—	(4,300)	1,300	800
Total CEE	21,700	36,100	(21,400)	45,600	(60,800)	44,300	(14,100)	—	(30,600)	43,800	32,400
Grand Total	41,000	60,200	(28,000)	114,800	(101,400)	72,500	(14,100)	(2,600)	(45,600)	90,600	69,800

Total Organic Change	30,500	49,700	(35,000)	105,100	(108,300)	72,500	(14,100)	(2,600)	(52,500)	88,300	69,300

Q1 2014 Adjustments
Acquisition - Austria	10,500	10,500	7,000	9,700	6,900	—	—	—	6,900	2,300	500
Net Adjustments	10,500	10,500	7,000	9,700	6,900	—	—	—	6,900	2,300	500

Total Adds (Reductions)	41,000	60,200	(28,000)	114,800	(101,400)	72,500	(14,100)	(2,600)	(45,600)	90,600	69,800

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2014 RGU counts exclude 14,600, 8,500 and 3,500 postpaid mobile subscribers in Poland, Hungary and the Netherlands, respectively. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Europe, we have approximately 109,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 71,600 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 31,900 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 52,600 subscribers within our segment in Austria that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2014, Switzerland's partner networks account for 144,200 Customer Relationships, 282,000 RGUs, 112,100 Digital Cable Subscribers, 99,300 Internet Subscribers, and 70,600 Telephony Subscribers.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including commercial establishments, such as bars, hotels, hospitals and certain residential multiple dwelling units. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.